MEMORANDUM


               The First Trust Combined Series 276
                       File No. 333-102453

     The Prospectus and the Indenture filed with Amendment No. 1 of the Registration Statement on Form S-6 have been revised to reflect information regarding the execution of the Indenture and the deposit of Bonds on January 23, 2003 and to set forth certain statistical data based thereon. In addition, there are a number of other changes described below.


                         THE PROSPECTUS


Cover Page     The series number and date of the Trust in
               the Fund has been added.

               Summary data regarding the composition of the portfolio of the Trust has been added.

               The following information for the Trust appears:

Page 3         The initial number of units of the Trust

               The Public Offering Price on the business day prior to the Date of Deposit

               Estimated net annual unit income

               The first and second distributions and record dates

               The Estimated Long-Term returns and Estimated
               Current returns (if applicable) to Unit holders as of the opening of business on the Date of Deposit

               Essential information based on all distribution plans

Page 5 The Report of Independent Auditors has been completed

Page 6         The Statement of Net Assets has been completed

Page 7-8       The Schedule of Investments has been completed

Page 12        Information regarding special State considerations
               (if applicable)

Page 17        The opinion of Special Counsel to the Fund for
               State tax matters (if applicable)

The Trust Agreement and Standard Terms and Conditions of Trust


     The Trust Agreement has been conformed to reflect the execution thereof.


                            CHAPMAN AND CUTLER


January 23, 2003